Filed Pursuant to Rule 424(b)(3)

Registration No. 333-208740

PROSPECTUS

Trinity Place Holdings Inc.

4,608,313 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of (i) up to 3,757,418 shares of common stock of Trinity Place Holdings Inc., or the common stock, which have been issued to MFP Partners, L.P., or MFP Partners, and Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund, or Third Avenue, and that we are registering for resale as required by the terms of the registration rights agreements entered into between such selling stockholders and us, or the Registration Rights Agreements, as described in the section of this prospectus entitled “The Investment Agreements and Certain Related Transactions,” and (ii) up to 850,895 shares of common stock issuable pursuant to restricted stock unit awards made in connection with the Employment Agreement, dated as of October 1, 2013, between Trinity Place Holdings Inc. and Matthew Messinger, as amended by the Amendment to Employment Agreement, dated as of September 11, 2015, or the Employment Agreement, and that we are registering for resale as required by the terms of the Employment Agreement.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We do not know when or in what amount the selling stockholders may offer the shares for sale.

We have agreed to pay certain expenses in connection with this registration statement and to indemnify the selling stockholders against certain liabilities. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of common stock by them.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 15 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

The common stock is listed on the NYSE MKT LLC, or NYSE MKT, under the symbol “TPHS.” The last reported sale price of the common stock on the NYSE MKT on January 6, 2016 was $6.20 per share.

Investing in the common stock involves a high degree of risk. See “Risk Factors” on page 5 of this prospectus, and all other information included or incorporated by reference in this prospectus in its entirety, before you decide whether or not to make an investment in the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 7, 2016

Neither we nor the selling stockholders have authorized any other person to provide any information other than that contained in this prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, “Trinity,” the “Company,” “we,” “us” and “our” refer to Trinity Place Holdings Inc., a Delaware corporation, and its subsidiaries and predecessor company.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The shares of common stock are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus, and you should assume that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the common stock.

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about us that is contained in documents that we file with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as from us. See “Where You Can Find More Information” and “Incorporation By Reference” in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus or any supplement to this prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and information relating to the Company that are based on the beliefs of management of the Company as well as assumptions made by and information currently available to management. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” believes,” “plans,” “estimates,” “potential,” or “continue,” or the negative thereof or other and similar expressions. In addition, in some cases, you can identify forward-looking statements by words or phrases such as “trend,” “potential,” “opportunity,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including among others:

•	the Company’s limited operating history;

•	the Company’s ability to execute its business plan, including as it relates to the development or sale of the Company’s current principal asset, a property located at 28-42 Trinity Place in Lower Manhattan, referred to as the Trinity Place Property;

•	the ability of the Company to enter into new leases and renew existing leases;

•	the Company’s ability to obtain required permits, site plan approvals and/or other governmental approvals in connection with the development and/or redevelopment of its properties;

•	the ability of the Company to obtain additional financing;

•	the influence of certain majority stockholders;

•	certain conflicts of interest as a result of certain of our directors having affiliations with certain of our stockholders;

•	the restrictions contained in the Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries, or the Plan, and our certificate of incorporation, including restrictions that may be imposed as a result of certain voting and approval rights of the holder of our Series A preferred stock;

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•	limitations in our certificate of incorporation on acquisitions and dispositions of our common stock designed to protect our ability to utilize our net operating loss carryforwards, or NOLs, and certain other tax attributes, which may not succeed in protecting our ability to utilize such tax attributes, and/or may limit the liquidity of our common stock;

•	the failure of the Company’s wholly-owned subsidiary to repay outstanding indebtedness;

•	the Company’s ability to utilize its NOLs to offset future taxable income for U.S. federal income tax purposes;

•	the adequacy of reserves for Company operating expenses;

•	risks associated with investments in owned and leased real estate generally;

•	risks associated with partnerships or joint ventures;

•	stock price volatility;

•	general economic and business conditions, including with respect to real estate;

•	competition;

•	loss of key personnel;

•	certain provisions in our charter documents and Delaware law may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us;

•	unanticipated difficulties which may arise with respect to the Company and other factors which may be outside the Company’s control or that are not currently known to the Company or which the Company believes are not material.

In evaluating such statements, you should specifically consider the risks identified under the section entitled “Risk Factors” in this prospectus and in any prospectus supplement, any of which could cause actual results to differ materially from the anticipated results. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those contemplated by any forward looking statements. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere described in this prospectus and other reports filed with the SEC. All forward-looking statements speak only as of the date of this prospectus or, in the case of any documents incorporated by reference in this prospectus, the date of such document, in each case based on information available to us as of such date, and we assume no obligation to update any forward-looking statements, except as required by law.

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PROSPECTUS SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus which we believe to be important. We have selected highlights of material aspects of our business to be included in this summary. You should read this entire prospectus, including the information incorporated by reference in this prospectus, which includes the description of our business and the information provided under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Investing in our common stock involves risks. Therefore, you should carefully consider the information provided under the heading “Risk Factors” in this prospectus and in the other reports that we file with the SEC.

Company Overview

Trinity Place Holdings Inc. is a real estate holding, investment and asset management company. Our business is primarily to own, invest in, manage, develop and/or redevelop real estate assets and/or real estate related securities. Currently, our principal asset is a property located at 28-42 Trinity Place in Lower Manhattan, referred to as the Trinity Place Property. We also own a shopping center located in West Palm Beach, Florida and retail boxes in Westbury, New York and Paramus, New Jersey and we control a variety of intellectual property assets focused on the consumer sector.

The predecessor to Trinity is Syms Corp., or Syms. Syms and its subsidiaries, or the Debtors, filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code, or Chapter 11 in the United States Bankruptcy Court for the District of Delaware, or the Bankruptcy Court, on November 2, 2011. On August 30, 2012, the Court entered an order confirming the Plan. On September 14, 2012, the Plan became effective and the Debtors consummated their reorganization under Chapter 11 through a series of transactions contemplated by the Plan and emerged from bankruptcy. As part of those transactions, reorganized Syms merged with and into Trinity, with Trinity as the surviving corporation and successor issuer pursuant to Rule 12g-3 under the Exchange Act.

Since the effective date of the Plan, Trinity’s business plan has been focused on the monetization of its commercial real estate properties, including the development or sale of the Trinity Place Property, a vacant building in downtown Manhattan, and related development rights, and the payment of approved claims, all in accordance with the Plan and as described in greater detail below.

Throughout this period, the Company undertook a review of various strategic, developmental and other value-enhancing alternatives for certain of its commercial real estate properties, including the Trinity Place Property, and retained advisors, including architects, construction experts and attorneys to assist it in its evaluation and review of cost estimates and monetization strategies. The Company has also explored and continues to explore monetizing its intellectual property assets, including its rights to the Filene’s Basement® trademark and the Stanley Blacker® brand, and the intellectual property associated with the Running of the Brides® event and An Educated Consumer is Our Best Customer® slogan.

Following a General Unsecured Claim Satisfaction and the final payment to the former Majority Shareholder, as defined under the Plan, the Company will have satisfied its remaining obligations under the Plan and will no longer operate under the terms and restrictions of the Plan.

As of November 28, 2015, the Company believes that the remaining estimated aggregate allowed amount of credit claims, excluding claims covered by insurance, is approximately $10.5 million, consisting of the net amount of $7.1 million due to the former Majority Shareholder and $3.4 million to the multiemployer pension plan.

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Company Information

Trinity Place Holdings Inc. was incorporated in Delaware immediately prior to the effective date of the Plan. Our principal executive offices are located at 717 Fifth Avenue, Suite 1303, New York, New York 10022. The Company’s telephone number at such address is (212) 235-2190. Our corporate website address is www.trinityplaceholdings.com. Our current and future annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Our SEC filings can be accessed through the “Financials” tab on our website. The information contained on, or accessible through, our website is not intended to be part of this prospectus or any report we file with, or furnish to, the SEC and incorporated by reference herein. Our common stock is listed on the NYSE MKT under the symbol “TPHS.”

The Offering

Background	We agreed to file a registration statement, of which this prospectus forms a part, with the SEC to register the sale of our common stock held by the selling stockholders named in this prospectus. See “Selling Stockholders.”

Shares of Common Stock Offered by the Selling Stockholders	Up to 4,608,313 shares

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors”.

NYSE MKT Symbol	TPHS

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RISK FACTORS

Investing in the common stock involves a high degree of risk. You should carefully consider the specific risk factors described below and set forth under “Risk Factors” in Item 1A of Part I of our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and any subsequent Current Reports on Form 8-K that we file after the date of this prospectus, together with any amendments or supplements thereto, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before deciding whether to invest in the common stock. For more information, see “Incorporation by Reference”. The risks and uncertainties described in this prospectus and the documents incorporated by reference in this prospectus are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of the common stock to decline, perhaps significantly, and you may lose part or all of your investment.

Risks Related to Our Business

We have a limited operating history and have not generated a profit and consequently our business plan is difficult to evaluate and our long term viability cannot be assured.

Our prospects for financial success are difficult to assess because we have a limited operating history since emergence from bankruptcy and, more recently, as a going concern. The predecessor to the Company filed for Chapter 11 relief on November 2, 2011, and the Company emerged from bankruptcy on September 14, 2012. The Company resumed reporting on the going concern basis of accounting on February 10, 2015. Since emergence from bankruptcy, we have generated limited revenues and had negative cash flow from operations and the development of our business plan will require substantial capital expenditures. Our business could be subject to any or all of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, including, but not limited to capital resources. There can be no assurance that our business will be successful, that we will be able to achieve or maintain a profitable operation, or that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated. There can be no assurance that we will achieve or sustain profitability or positive cash flows from our operating activities.

Much of our current business plan is focused on the development or sale of the Trinity Place Property, and an inability to execute this business plan could have a material adverse effect on our results of operations.

Our business plan includes the development, redevelopment and/or sale of our remaining commercial real estate properties and in particular the development or sale of the Trinity Place Property. The Trinity Place Property currently makes up a majority of our assets. As a result, our revenues and future growth are heavily dependent on the success of implementing our business plan to develop or sell the Trinity Place Property, which is currently in pre-development. An inability to successfully execute our business plan with respect to the Trinity Place Property could have a material adverse effect on our results of operations.

Our revenues and the value of our portfolio are affected by a number of factors that affect investments in leased real estate generally.

We are subject to the general risks of investing in and owning leased real estate. These include the ability to secure leases with new tenants, the non-performance of lease obligations by tenants, leasehold improvements that will be costly or difficult to remove or certain upgrades that may be needed should it become necessary to re-rent the leased space for other uses, rights of termination of leases due to events of casualty or condemnation affecting the leased space or the property or due to interruption of the tenant’s quiet enjoyment of the leased premises, and obligations of a landlord to restore the leased premises or the property following events of casualty or condemnation. The occurrence of any of these events could adversely impact our results of operations, liquidity and financial condition. In addition, if our competitors offer space at rental rates below our current rates or the market rates, we may lose current or potential tenants to other properties in our markets. Additionally, we may need to reduce rental rates below our current rates in order to retain tenants upon expiration of their leases or to attract new tenants. Our results of operations and cash flow may be adversely affected as a result of these factors.

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We may be unable to lease vacant space, renew our current leases, or re-lease space as our current leases expire.

We cannot assure you that leases at our properties will be renewed or that such properties will be re-leased at favorable rental rates. If the rental rates for our properties decrease, our tenants do not renew their leases or we do not re-lease a significant portion of our available space, including vacant space resulting from tenant defaults or space that is currently unoccupied, and space for which leases are scheduled to expire, our financial condition, results of operations and cash flows could be materially adversely affected. In addition, if we are unable to renew leases or re-lease a property, the resale value of that property could be diminished because the market value of a particular property will depend in part upon the value of the leases of such property.

Competition may adversely affect our ability to attract and retain tenants and to purchase properties.

There are numerous commercial developers, real estate companies, financial institutions and other investors with greater financial resources than we have that compete with us in seeking tenants who will lease space in our properties and properties for acquisition. Our competitors include real estate investment trusts, financial institutions, private funds, insurance companies, pension funds, private companies, family offices, sovereign wealth funds and individuals. This competition may result in a higher cost for properties than we wish to pay. In addition, retailers at our properties face increasing competition from outlet malls, discount shopping clubs, e-commerce, direct mail and telemarketing, which could reduce rents payable to us and reduce our ability to attract and retain tenants at our properties leading to increased vacancy rates at our properties.

We may become subject to the risks associated with partnerships and joint ventures.

Although we do not currently have joint ventures, we may become involved in partnerships and/or joint ventures in the future with respect to current or future properties. Partnerships and joint venture investments may involve risks not otherwise present for investments made or owned solely by us, including the possibility that our partner or co-venturer might become bankrupt, or may take action contrary to our instructions, requests, policies or objectives. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither we nor a joint venture partner would have full control over the joint venture, activities conducted by a partner that have a negative impact on the joint venture or us, and disputes with our partner. Also, there is no limitation under our organizational documents as to the amount of our funds that may be invested in joint ventures.

Our ability to develop and/or redevelop our properties and enter into new leases with tenants will depend on our obtaining certain permits, site plan approvals and other governmental approvals from local municipalities, which we may not be able to obtain on a timely basis or at all.

In order to develop and/or redevelop our properties, we will be required to obtain certain permits, site plan approvals or other governmental approvals from local municipalities. We may not be able to secure all the necessary permits or approvals on a timely basis or at all, which may prevent us from developing and/or redeveloping our properties according to our business plan. The specific permit and approval requirements are set by the state and the various local jurisdictions, including but not limited to city, town, county, township and state agencies having control over the specific properties. Lack of permits and approvals to develop and/or redevelop our properties could severely and adversely affect our business.

We have generated minimal revenues from operations and have limited cash resources, and may be reliant on external sources of financing to fund operations in the future.

Our revenue generating activities have not yet produced sufficient funds for profitable operations. Our continued operation will be dependent upon the success of future operations and will likely require raising additional financing on acceptable terms. We have relied and may continue to rely substantially upon equity and debt financing to fund our ongoing operations. There can be no assurance that additional sources of financing would be available to the Company on commercially favorable terms should our capital requirements exceed cash available from operations and existing cash and cash equivalents.

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The loss of key personnel upon whom we depend to operate our business or the inability to attract additional qualified personnel could adversely affect our business.

We believe that our future success will depend in large part on our ability to retain or attract highly qualified management and other personnel, including in particular our Chief Executive Officer, Matthew Messinger. We may not be successful in retaining key personnel or in attracting other highly qualified personnel. Any inability to retain or attract qualified management and other personnel would have a material adverse effect on our business, results of operations and financial condition.

The failure of our wholly-owned subsidiary to repay the outstanding mortgage loan and any liability the Company incurs as a result of the financing arrangements and guarantees of the Company required by that loan could have a material and adverse impact on our financial condition, results of operations and cash flows.

The failure by our wholly-owned subsidiary to make scheduled repayments under the loan agreement entered into in February 2015, or the default of any of its obligations under the loan, may have an adverse impact on the Company’s financial condition, results of operations and cash flows. Upon the occurrence of an event of default, our subsidiary may be required to immediately repay all amounts outstanding under the loan and the lenders may exercise other remedies available to them, including foreclosing on the Trinity Place Property. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Liquidity and Capital Resources and Note 10 to the Company’s consolidated financial statements (Loan Payable) in the Company’s 2014 Annual Report, for further discussion regarding the loan transaction.

Our ability to utilize our NOLs to reduce future tax payments may be limited as a result of future transactions.

Section 382 of the Internal Revenue Code, or the Code, contains rules that limit the ability of a company that undergoes an ownership change, which is generally any change in ownership by certain stockholders of more than 50% of its stock over a three-year period, to utilize its NOLs after the ownership change. These rules generally operate by focusing on ownership changes involving stockholders who directly or indirectly own 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the Company. Generally, if an ownership change occurs, the annual taxable income limitation on the use of NOLs is equal to the product of the applicable long term tax exempt rate and the value of the Company’s stock immediately before the ownership change.

In order to protect our ability to utilize our NOLs and certain other tax attributes, our certificate of incorporation includes certain transfer restrictions with respect to our stock, which may limit the liquidity of our common stock.

To reduce the risk of a potential adverse effect on our ability to use our NOLs and certain other tax attributes for U.S. federal income tax purposes, our certificate of incorporation contains certain transfer restrictions with respect to our stock by substantial stockholders. These restrictions may adversely affect the ability of certain holders of our common stock to dispose of or acquire shares of our common stock and may have an adverse impact on the liquidity of our stock generally.

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If certain of our obligations are not satisfied by specific dates, the Plan and our certificate of incorporation provide for certain changes in control.

As of November 28, 2015, the Company believes that the remaining estimated aggregate allowed amount of credit claims, excluding claims covered by insurance, is approximately $10.5 million, consisting of the net amount of $7.1 million due to the former Majority Shareholder and $3.4 million to the multiemployer pension plan. If there has not been a General Unsecured Claim Satisfaction by October 1, 2016, then the Company’s certificate of incorporation provides for the board of directors to automatically increase to nine members, seven of which are to be elected by the holder of the Series A preferred stock. Also, if a General Unsecured Claim Satisfaction has occurred but the required payment to the former Majority Shareholder has not been made by October 16, 2016, then the board of directors will automatically be adjusted to have four members, three of whom are to be elected by the former Majority Shareholder. In each case, the board of directors will remain controlled by the holder of the Series A preferred stock or the former Majority Shareholder, as applicable, until the required payments are made. Although the Company currently anticipates that all required payments will be made prior to the requisite dates, there can be no assurance as to the precise timing of these payments.

Proceeds from the monetization of the Company’s assets, after the payment of budgeted costs and transaction expenses, generally must be used to pay the Company’s obligations under the Plan until such time as a General Unsecured Claim Satisfaction has occurred and the required payments to the former Majority Shareholder are made.

Under the Plan, any proceeds generated from the monetization of the Company’s assets are generally first used to pay transaction expenses and to fund the Company’s operating budget. All net proceeds must then be used to satisfy Allowed Claims under the Plan and the Majority Shareholder redemption payment. As of November 28, 2015, the Company believes that the remaining estimated aggregate allowed amount of credit claims, excluding claims covered by insurance, is approximately $10.5 million, consisting of the net amount of $7.1 million due to the former Majority Shareholder and $3.4 million to the multiemployer pension plan. Only if there are proceeds remaining after the satisfaction of such obligations under the Plan can they be used in the business of the Company or distributed to stockholders.

Breaches of information technology systems could materially harm our business and reputation.

We collect and retain on information technology systems certain financial, personal and other sensitive information provided by third parties, including tenants, vendors and employees. We also rely on information technology systems for the collection and distribution of funds.

There can be no assurance that we will be able to prevent unauthorized access to sensitive information or the unauthorized distribution of funds. Any loss of this information or unauthorized distribution of funds as a result of a breach of information technology systems may result in loss of funds to which we are entitled, legal liability and costs (including damages and penalties), as well as damage to our reputation, that could materially and adversely affect our business and financial performance.

Risks Related to our Common Stock

Our common stock is thinly traded and the price of our common stock may fluctuate significantly.

Our common stock is thinly traded. We cannot assure stockholders that an active market for our common stock will develop in the foreseeable future or, if developed, that it will be sustained. As a result stockholders may not be able to resell their common stock. Because our common stock is thinly traded, even small trades can have a significant impact on the market price of our common stock. Volatility in the market price of our common stock may prevent stockholders from being able to sell their shares at or above the price paid for such shares. The market price could fluctuate significantly for various reasons, many of which are beyond our control, including:

•	volatility in global and/or U.S. equities markets;

•	changes in the real estate markets in which we operate;

•	our ability to develop, re-develop or sell the Trinity Place Property and our other properties;

•	our financial results or those of other companies in our industry;

•	the public’s reaction to our press releases and other public announcements and our filings with the SEC;

•	new laws or regulations or new interpretations of laws or regulations applicable to our business;

•	changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

•	the potential issuance of additional shares of common stock;

•	sales of common stock by our executive officers, directors and significant stockholders;

•	changes in accounting standards, policies, guidance, interpretations or principles; and

•	other factors described in our filings with the SEC, including among others in connection with the risks noted herein.

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A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future.

Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restrictions on resale of substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. In addition, until our common stock is more widely held and actively traded small sales or purchases will likely cause the price of our common stock to fluctuate dramatically up or down without regard to our financial health or business prospects.

Stockholders may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock.

In the future, we may issue additional equity securities in capital raising transactions or otherwise, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 120,000,000 shares of capital stock consisting of 79,999,997 shares of common stock, one share of Series A preferred stock, one share of Series B preferred stock, one share of a class of special stock and 40,000,000 shares of blank-check preferred stock. As of December 21, 2015, there were 25,240,878 shares of our common stock, one share of our Series A preferred stock, one share of Series B preferred stock and one share of special stock outstanding.

Any future issuance of our equity securities may dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity. We may need to raise additional capital through public or private offerings of our common stock or other securities that are convertible into or exercisable for our common stock. We may also issue such securities in connection with hiring or retaining employees and consultants, as payment to providers of goods and services, in connection with future acquisitions and investments, development, redevelopment and repositioning of assets, or for other business purposes. Our board of directors may at any time authorize the issuance of additional common stock without stockholder approval, unless the approval of our common stockholders or the holder of our Series A preferred stock is required by applicable law, rule or regulation or our certificate of incorporation. The terms of preferred equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Also, the future issuance of any such additional shares of common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that any such future issuances will not be at a price or have exercise prices below the price at which shares of the common stock are then traded.

The holder of our Series A preferred stock has certain voting rights and the holders of our Series A preferred stock and special stock have the right to appoint members to our board of directors and, consequently, the ability to exert significant influence over us.

Our certificate of incorporation provides for certain rights in favor of the holder of the Series A preferred stock until such time as the General Unsecured Claim Satisfaction has occurred, including substantial voting rights and the right to elect two individuals to our board of directors (one of whom is the “independent director” nominated by the directors elected by the holders of common stock, with the reasonable consent of the holder of the Series A preferred stock). In addition, in connection with the investment in the Company by Third Avenue, a beneficial holder of 16.7% of the Company’s common stock, Third Avenue was issued one share of a class of special stock and the Company’s certificate of incorporation was amended to provide that, subject to the other terms and conditions of the Company’s certificate of incorporation, from the issuance of the one share of special stock and until the “Special Stock Ownership Threshold” of 2,345,000 shares of common stock is no longer satisfied, Third Avenue has the right to elect one director to the board of directors, and the total number of directors that constitute the board of directors elected by the holders of common stock was reduced from three to two. As a result of these voting rights and the right to elect members of our board of directors, these stockholders are expected to be able to exert significant influence over our policies and management, potentially in a manner which may not be in our best interests or the best interests of the other stockholders, until such time as a General Unsecured Claim Satisfaction has occurred and the Special Stock Ownership Threshold is no longer satisfied, as applicable.

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Over 50% of our shares of common stock are currently controlled by four of our stockholders who may have the ability to influence the election of directors and the outcome of matters submitted to our stockholders.

Over 50% of our shares of common stock are controlled by four of our stockholders. As a result, these stockholders may have the ability to significantly influence the outcome of issues submitted to our stockholders. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders. The concentration of ownership could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future. Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. The payment of any dividends on the common stock is currently strictly limited by the terms of our certificate of incorporation, which provides that dividends (other than in common stock and in other limited circumstances) are not payable until after payment required to be made to the former Majority Shareholder are made in full. Accordingly, the Company has no intention of and is unable to pay dividends to the holders of common stock until at least such time as the Company’s distribution obligations under the Plan have been satisfied. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and such other factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. In addition to the matters identified in the risk factors above relating to the provisions of our certificate of incorporation, these provisions include:

•	a classified board of directors with two-year staggered terms;

•	rights of the holders of the Series A preferred stock and special stock to appoint a majority of the members of our board of directors;

•	limitations in our certificate of incorporation on acquisitions and dispositions of our common stock designed to protect our NOLs and certain other tax attributes;

•	vacancies in the two directorships elected by the holders of our common stock, or the EC Directors, may be filled only by a majority of the remaining EC Directors then in office or, if there are no such EC Directors in office, by a majority of the remaining members of the board of directors; and

•	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock.

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In addition, until the occurrence of a General Unsecured Claim Satisfaction the final payment to the former Majority Shareholder, the Company will remain under the jurisdiction of the Bankruptcy Court and continue to operate under the terms and restrictions of the Plan, which allows the Company to take certain actions by order of the Bankruptcy Court without first obtaining stockholder approval.

These and other provisions in our certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of common stock and result in the market price of the common stock being lower than it would be without these provisions.

USE OF PROCEEDS

This prospectus relates to 4,608,313 shares of common stock which may be sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiation between the selling stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

The common stock to be sold by the selling stockholders (other than Mr. Messinger) is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders with respect to the shares offered for sale by such selling stockholders.

The common stock to be sold by Mr. Messinger includes common stock that is issuable in the future upon settlement of restricted stock units in accordance with the terms of our employment agreement with him. When the common stock underlying the restricted stock units is issued, there will be dilution to the ownership interests of our existing shareholders. However, there will be no dilution with respect to the shares offered for sale by Mr. Messinger.

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THE INVESTMENT AGREEMENTS AND CERTAIN RELATED TRANSACTIONS

On September 11, 2015, we entered into investment agreements with each of MFP Partners and Third Avenue, or the Investment Agreements, each of whom is a selling stockholder. Pursuant to the Investment Agreements, we agreed to commence a rights offering.  Under the terms of the rights offering, we distributed, at no charge to the holders of our common stock as of November 4, 2015, the record date for the rights offering, 0.248362 non-transferable subscription rights for each share of common stock owned on such record date, as well as over-subscription rights. Each whole right entitled the holder to purchase one share of common stock at a subscription price of $6.00 per share. Each of MFP Partners and Third Avenue exercised their basic subscription rights in full, and we issued 248,361 shares and 836,841 shares, respectively, to MFP Partners and Third Avenue pursuant to the exercise of their basic subscription rights in the rights offering. Pursuant to the Investment Agreement with MFP Partners, in a transaction separate from the rights offering, MFP Partners purchased from us 1,672,216 additional shares of common stock. We refer to the transaction described in the foregoing sentence as the “Standby Purchaser Private Placement.”  The price per share paid by MFP Partners for these shares was the subscription price per share for shares that were issued pursuant to the rights offering. Pursuant to the rights offering and the Standby Purchaser Private Placement we issued a total of 5,000,000 shares of common stock for gross proceeds of $30,000,000, of which 3,327,784 shares of common stock were issued pursuant to the rights offering for gross proceeds of $19,966,704 and the shares issued pursuant to the Standby Purchaser Private Placement resulted in gross proceeds of $10,033,296.

Pursuant to the Investment Agreements, we agreed to enter into the Registration Rights Agreements with each of MFP Partners and Third Avenue, pursuant to which MFP Partners and Third Avenue received certain customary registration rights with respect to the shares of common stock acquired in the rights offering and the Standby Purchaser Private Placement. MFP Partners also received registration rights with respect to the 1,000,000 shares held by MFP as of the date of the Investment Agreement. We have agreed to file this registration statement in accordance with the terms of the Registration Rights Agreements. Under the terms of the Registration Rights Agreements, we are required to pay the registration expenses in connection with this registration statement.

Under the Investment Agreements, we agreed to indemnify MFP Partners, Third Avenue and their affiliates and their respective officers, directors, members, partners, employees, agents, and controlling persons for losses arising out of the rights offering, their respective Investment Agreement or any of the transactions contemplated by such agreement, subject to limited exceptions.

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SELLING STOCKHOLDERS

The selling stockholders identified below, or their respective permitted pledgees, donees, transferees, distributees or successors in interest, are selling all of the shares of common stock being offered by this prospectus.

We are registering on behalf of the selling stockholders a total of 4,608,313 shares of common stock, including (i) 3,757,418 shares of common stock which we are registering for resale as required by the terms of the Registration Rights Agreements with each of MFP and Third Avenue, and (ii) up to 850,895 shares of common stock issuable pursuant to restricted stock unit awards made in connection with the Employment Agreement with Matthew Messinger, and that we are registering for resale as required by the terms of the Employment Agreement.

The selling stockholders may transfer shares of common stock owned by them, and, subject to compliance with the other provisions of the Registration Rights Agreements, each of MFP and Third Avenue may assign its respective registration rights under the Registration Rights Agreement to a purchaser of at least 50% of the shares of common stock owned by such selling stockholder and its affiliates as of the date of the Investment Agreements. When we refer to “selling stockholders” in the “Plan of Distribution” section of this prospectus, we mean the persons listed in the table below, and their permitted pledgees, donees, permitted transferees, distributees, successors in interest and others who later come to hold any of the selling stockholders’ interests in shares of common stock other than through a public sale.

Third Avenue does not hold and has not held any position or office, or otherwise have or has had a material relationship, with us, or any of our predecessors or affiliates, within the past three years other than as a result of transactions involving the acquisition, and its ownership, of common stock. The chair of our audit committee, Joanne Minieri, was appointed to our board of directors by Third Avenue but is not a representative of Third Avenue. The chairman of our board of directors, Alexander Matina, is Vice President of Investments for the general partner of MFP Partners. Mr. Messinger has been our President and Chief Executive Officer since October 3, 2013, and has not otherwise held any position or office, or otherwise have or has had a material relationship, with us, or any of our predecessors or affiliates.

The following table sets forth, as of December 21, 2015, the name of the selling stockholders, the number of shares held of record or beneficially by the selling stockholders or, in the case of Mr. Messinger, that may in the future be held of record or beneficially by him, and the number of shares that may be offered under this prospectus by the selling stockholders.

Beneficial ownership of a share of common stock is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a share of common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option or other right or the conversion of any other security. The inclusion of any shares in this table does not constitute an admission of beneficial ownership.

The information in the table below is based on the information provided to us by the selling stockholders and as of the date the same was provided to us. Assuming that the selling stockholders sell all of the shares of common stock owned or beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Common Stock Owned Upon Completion of this Offering.” We cannot advise you as to whether or not the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date as of which the information is set forth on the table below.

The percentage of common stock owned as set forth in the following table is based upon 25,240,878 shares of common stock outstanding as of December 21, 2015.

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Name of Selling Stockholders	Common Stock Beneficially Owned Prior to the Offering		Common Stock Offered Pursuant to this Prospectus		Common Stock Owned Upon Completion of this Offering (1)		Percentage of Common Stock Owned Upon Completion of this Offering (if greater than 1%) (1)
MFP Partners, L.P. 667 Madison Avenue, 25th Floor New York, NY 10065(2)	2,920,577	(3)	2,920,577	(3)	—		—

Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund 622 Third Avenue New York, NY 10017 (4)	4,206,284	(5)	836,841	(5)	3,369,443		13.3%

Matthew Messinger 717 Fifth Avenue New York, New York 10022	317,217	(6)	850,895	(7)	317,217	(6)	1.3%

(1)	We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell all or any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this prospectus, and because we have been informed by the selling stockholders that there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be sold or that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	MFP Investors LLC is an investment adviser and serves as the general partner of MFP Partners. Michael F. Price is the managing partner of MFP Partners and the managing member and controlling person of MFP Investors LLC. Alexander C. Matina, a director of the Company, is Vice President of Investments of MFP Investors LLC.

(3)	Based on information provided to us by MFP Partners, it purchased the shares being offered for resale in the ordinary course of business and, at the time of purchase, it had no written or oral agreements or understandings, directly or indirectly, with any person to distribute the shares.

(4)	Third Avenue Management LLC is a registered investment advisor that acts as an adviser to clients including Third Avenue, an investment company registered under the Investment Company Act of 1940, with respect to which it acts as direct adviser. Third Avenue Management LLC has sole voting and dispositive power over all of the shares.

(5)	The shares were acquired by Third Avenue. Third Avenue is an affiliate of M.J. Whitman LLC, a registered broker-dealer. Based on information provided to us by Third Avenue, it purchased the shares being offered for resale in the ordinary course of business and, at the time of purchase, it had no written or oral agreements or understandings, directly or indirectly, with any person to distribute the shares.

(6)	Includes 99,076 shares of common stock underlying restricted stock unit awards that will be granted and vest upon satisfaction of certain conditions as set forth in the Employment Agreement.

(7)	Represents shares of common stock underlying restricted stock unit awards that will be granted and vest upon satisfaction of certain conditions as set forth in the Employment Agreement. Does not include 1,327,380 shares of common stock underlying outstanding restricted stock unit awards, of which 1,285,713 shares relate to restricted stock units that have not yet vested and 41,667 shares relate to restricted stock units that have vested but not yet been settled.

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PLAN OF DISTRIBUTION

We are registering shares of common stock, in order to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus, in accordance with the requirements of (i) those certain Registration Rights Agreement entered into by the Company and each of MFP Partners and Third Avenue, pursuant to which we have agreed to register (x) all of the shares of common stock held by MFP Partners and/or its affiliates immediately following the consummation of the transactions contemplated by the Investment Agreement entered into with MFP Partners, including all shares of common stock held by MFP Partners and/or its affiliates as of the date the Investment Agreement was entered into by the Company and MFP Partners and (y) all of the shares of common stock acquired by Third Avenue pursuant to the rights offering in accordance with the Investment Agreement entered into between the Company and Third Avenue, respectively, and (ii) the Employment Agreement with Mr. Messinger, pursuant to which the Company agreed that in the event that the Company files a shelf registration statement or other resale registration statement with the SEC, it would include Mr. Messinger as a selling stockholder with respect to the equity he had been granted to date, and also with respect to equity that he will be granted in the future (in each case to the extent that it is eligible to be included on such registration statement), subject to reasonable and customary terms and conditions applicable to re-sales by a corporate officer.

We will pay all expenses incurred by the Company or its subsidiaries in effecting any registration pursuant to the Registration Rights Agreements and the Employment Agreement or otherwise complying with our obligations under the registration rights provisions of the Registration Rights Agreements and the Employment Agreement, including, without limitation, all registration, filing and listing fees, provided that the selling stockholders will pay any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of shares of common stock by them and all fees and disbursements of their counsel.

We have agreed in the Registration Rights Agreements to indemnify each of MFP and Third Avenue against specified liabilities, including some liabilities under the Securities Act, and in some circumstances it may be entitled to contribution. Each of MFP and Third Avenue has also agreed in the Registration Rights Agreements to indemnify us against specified liabilities, including some liabilities under the Securities Act, and in some circumstances we may be entitled to contribution.

We do not know when or in what amount the selling stockholders may offer the shares for sale. We expect that the offering price for the common stock will be based on the prevailing market price of the common stock at the time of sale. We will not receive any proceeds from sales of any shares of common stock by the selling stockholders.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may sell all or a portion of the shares of common stock beneficially owned by them and registered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, and any broker-dealers or agents may arrange for other broker-dealers or agents to participate in effecting sales of these securities. These underwriters or broker-dealers may act as principals, or as an agent of the selling stockholders. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or selling or agent’s commissions. The shares of common stock may be sold on any national securities exchange or automated interdealer quotation system on which the shares may be listed or quoted at the time of sale, in the over-the-counter market or in transactions other than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in a variety of transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	purchases by underwriters, brokers, dealers, and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	one or more block trades in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses in which the same broker acts as agent on both sides;

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•	purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the shares of common stock are listed;

•	face-to-face privately negotiated transactions between sellers and purchasers without a broker-dealer;

•	an agreement between broker-dealers and the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•	settlement of short sales or transactions to cover short sales relating to the shares entered into after the effective date of the registration statement of which this prospectus is a part;

•	distributions to creditors, equity holders, partners and members of the selling stockholders, as applicable;

•	transactions in options, swaps or other derivatives (whether listed on an exchange or otherwise);

•	sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

•	any combination of the foregoing or by any other legally available means.

The selling stockholders may also transfer the shares of common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the shares of common stock.

The selling stockholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act or any other applicable provisions of the Securities Act or the rules promulgated thereunder, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Underwriters, brokers, dealers or agents may also receive compensation from the purchasers of shares of common stock for whom they act as agents or to whom they sell as principals, or both. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to the prospectus contained in the registration statement, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority, Inc.

In connection with sales of the shares of common stock or otherwise, the selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell these securities short, and if such short sale shall take place after the date that the registration statement is declared effective by the SEC, the selling stockholders may deliver the securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such securities, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative transactions which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares of common stock registered on the registration statement to cover short sales of common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

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Subject to any applicable company policy, the selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may, from time to time, pledge, hypothecate or grant a security interest in some or all of the shares of common stock registered by the registration statement owned by them and, if they default in the performance of their secured obligations, the pledgees, secured parties or persons to whom the securities have been hypothecated may offer and sell such securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee, persons to whom the shares have been hypothecated or other successors in interest as selling stockholders under this prospectus. The plan of distribution for that selling stockholder’s shares of common stock will otherwise remain unchanged. The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees, persons to whom the securities have been hypothecated or other successors in interest thereof will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) and any broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any profits realized by the selling stockholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) for the purpose of satisfying any prospectus delivery requirements.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. We have agreed to use our best efforts to register or qualify the shares of common stock issued to MFP and Third Avenue under the securities laws of various states as MFP and Third Avenue may reasonably request.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) will act independently of us in making decisions regarding the timing, manner, and size of each sale. There can be no assurance, however, that all or any of the shares will be offered by the selling stockholders. We know of no existing arrangements between the selling stockholders and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the securities.

The selling stockholders (or their permitted pledgees, donees, transferees, distributees or successors in interest) and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

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To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise. All of the foregoing may affect the marketability of the securities offered hereby.

DESCRIPTION OF CAPITAL STOCK

The following summary is not a complete description of the applicable provisions of our certificate of incorporation, bylaws the Plan, or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 79,999,997 shares of common stock with par value of $.01 per share, one share of Series A preferred stock, one share of Series B preferred stock, each with a par value of $.01 per share, one share of a class of special stock, par value $.01 per share and 40,000,000 shares of a class of designation preferred stock, par value $0.01 per share.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find More Information” and “Incorporation by Reference.”

Common Stock

As of December 21, 2015, there were 25,240,878 shares of common stock issued and outstanding (excludes 4,737,593 shares held in treasury) held by 220 holders of record. Except as set forth below or otherwise required by law or as otherwise provided in any preferred stock or special stock that may be authorized in the future, the holders of the common stock exclusively possess all voting power, and each share of common stock has one vote.

General.  The common stock is subject to the express terms of the special stock and any series of preferred stock and any series of designation preferred stock. Until such time as there has been a General Unsecured Claim Satisfaction and the final payment is made to the former Majority Shareholder (as defined under the Plan), the Company may not (whether by merger, consolidation or otherwise), directly or indirectly, (A) declare or pay any dividends on, or make or pay any distributions to the holders of, the common stock (provided that the foregoing does not restrict the declaration or payment or making of dividends or distributions on the common stock solely in the form of (1) common stock of the Company, (2) rights to acquire common stock of the Company, or (3) any rights declared or paid or distributed to any class or series of capital stock in connection with the adoption of any stockholder rights plan to preserve the Company’s loss carryforwards or otherwise limit ownership in the Company), or (B) repurchase or redeem any shares of common stock, in each case other than in accordance with the Plan, or (C) without the written consent of the former Majority Shareholder, amend, alter or repeal the certificate of incorporation or by-laws if such amendment would amend, alter or repeal any rights, privileges or terms applicable to the Series B preferred stock, or if such amendment would impair the rights of the former Majority Shareholder as delineated in the Plan.

Certain Amendments to the Certificate of Incorporation.  Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the alteration or change of the powers, preferences, rights or other terms of one or more outstanding series of preferred stock or series of designation preferred stock (or of special stock, as applicable) if the holders of such affected series of preferred stock or designation preferred stock (or the special stock, as applicable) are entitled, either separately or, in the case of one or more series of preferred stock or designation preferred stock, together with the holders of one or more other series of preferred stock or designation preferred stock, to vote thereon as a separate class pursuant to the certificate of incorporation or pursuant to the Delaware General Corporation Law as currently in effect or as may be amended in the future.

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Preferred Stock

Our preferred stock is issued in two series, of which one such series is designated the Series A preferred stock, and the other such series is designated the Series B preferred stock. The Series A preferred stock consists of one (1) authorized share, and the Series B preferred stock consists of one (1) authorized share. The Series B preferred stock is held by an escrow agent as security for certain stockholder payments as outlined in the Plan. Except as provided in the Company’s certificate of incorporation or as otherwise required by law, the Series B preferred stock is not entitled to vote on any matters submitted to a vote of stockholders of the Company, including any amendment to our certificate of incorporation.

As of the date of this prospectus, there is one share of Series A preferred stock and one share of Series B preferred stock outstanding.

Dividends.  No dividends or distributions may be declared, paid or made on the Series A preferred stock or Series B preferred stock.

Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holder of the Series A preferred stock and the holder of the Series B preferred stock are entitled to receive for its share of Series A preferred stock or Series B preferred stock, as applicable, out of the assets of the Company or proceeds thereof available for distribution to stockholders of the Company, and after satisfaction of all liabilities and obligations to creditors of the Company, on par with each share of equally ranked stock, other than Series A preferred stock or Series B preferred stock, or parity stock, but before any distribution of such assets or proceeds is made to or set aside for the holders of junior ranked stock, an amount equal to the par value of such share of Series A preferred stock or such share of Series B preferred stock, as applicable. To the extent such amount is paid in full to the holder of the Series A preferred stock, the holder of the Series B preferred stock and all holders of parity stock, the holders of junior ranked stock of the Company will be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

Redemption.  The Series A preferred stock will, subject to lawfully available funds, be automatically redeemed at such time as the General Unsecured Claim Satisfaction has occurred (as outlined in the Plan), at a per share redemption price equal to the par value of one share of Series A preferred stock. The Series B preferred stock will, subject to lawfully available funds, be automatically redeemed at such time as the former Majority Shareholder is paid the initial majority stockholder payment and the subsequent majority stockholder payment (as outlined in the Plan), at a per share redemption price equal to the par value of one share of Series B preferred stock.

Voting Rights.  Except as expressly provided in the certificate of incorporation or as otherwise required by applicable law, the holder of the Series A preferred stock and the holder of the Series B preferred stock will not be entitled to vote on any matters submitted to a vote of stockholders of the Company.

Special Voting Rights of the Holder of the Series A Preferred Stock.  For so long as the Series A preferred stock is outstanding, certain Company actions, as outlined in the Plan, may not be taken, directly or indirectly, without the affirmative vote of the holder of the Series A preferred stock, including, but not limited to: (i) amending, altering or repealing any provision of the certificate of incorporation or bylaws, (ii) establishing any committee of the board of directors that does not include the director then in office that was appointed to the board of directors by the holder of the Series A preferred stock, or the Series A Director; (iii) remove the Series A Director; or (iv) issue, sell or grant any common stock or common stock equivalents (subject to certain limited exceptions as set forth in the certificate of incorporation).

Special Voting Rights of the Series A Director.  For so long as the Series A preferred stock is outstanding, certain Company actions, as outlined in the Plan, may not be taken, directly or indirectly, without the affirmative vote of the Series A Director, including, but not limited to, the entering into of any transaction with an insider or an affiliate (subject to certain limited exceptions as set forth in the certificate of incorporation).

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Special Stock

In connection with the investment by Third Avenue in the Company in October 2013, the Company amended its certificate of incorporation to provide for the authorization of one share of special stock, par value $.01 per share. The sole purpose of the share of special stock is to enable Third Avenue to elect one member of the board of directors. No dividends or distributions may be declared, paid or made on the special stock. The special stock ranks junior to the Series A preferred stock and Series B preferred stock, and senior to the common stock, as to distributions of assets on any liquidation, dissolution or winding up of the Company, but only in an amount equal to the par value of such share. The special stock will, subject to lawfully available funds, be automatically redeemed at such time as the “Special Stock Ownership Threshold” of 2,345,000 shares of common stock is no longer satisfied, at a per share redemption price equal to its par value. Except as expressly provided in the certificate of incorporation or as otherwise required by applicable law, the holder of the special stock is not entitled to vote such share on any matters submitted to a vote of stockholders of the Company.

Designation Preferred Stock

Subject to the rights of the holders of the Series A preferred stock, the Series B preferred stock and the special stock, and subject to the limitations prescribed by law, the board of directors is authorized, subject to any limitations prescribed by law or expressly set forth in the Certificate of Incorporation, to provide for the issuance of shares of designation preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

The number of authorized shares of designation preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a vote of the holders of the designation preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

As of the date of this prospectus, no designation preferred stock has been issued.

Ranking.  The designation preferred stock must rank junior to the Series A preferred stock and Series B preferred stock as to distributions of assets on any liquidation, dissolution or winding up of the Company.

Dividends.  Until such time as the Series A preferred stock and Series B preferred stock have been redeemed in accordance with the certificate of incorporation, no dividends or distributions of cash or other property of the Company may be declared, paid or made on the designation preferred stock (provided that the foregoing shall not restrict the declaration or payment or making of dividends or distributions on the designation preferred stock solely in the form of (1) capital stock of the Company, (2) rights to acquire capital stock of the Company, or (3) any rights declared or paid or distributed to any class or series of capital stock in connection with the adoption of any stockholder rights plan to preserve the Company’s loss carryforwards or otherwise limit ownership in the Company).

Board of Directors

Generally.  Except as set forth below, for so long as the Series A preferred stock is outstanding, the board of directors will be comprised of five directors, as follows:

(i)	two directors who are elected by the holders of common stock pursuant to the Company’s by-laws, such director referred to herein as the EC Directors;

(ii)	one director who is elected by the holder of the Series A preferred stock, voting as a separate class to the exclusion of the holders of common stock, the special stock, the designation preferred stock and any other preferred stock, such director referred to herein as the Series A Director;

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(iii)	from and after the issuance of special stock and until the first date that the Special Stock Ownership Threshold is no longer satisfied, one director who is elected by the holder of the special stock, voting as a separate class to the exclusion of the holders of common stock, designation preferred stock and any preferred stock, such director referred to herein as the Special Stock Director; and

(iv)	one director who is nominated by the EC Directors with the reasonable consent of the holder of the Series A preferred stock and, following such nomination, is elected by the holder of the Series A preferred stock, voting as a separate class to the exclusion of the holders of common stock, the special stock, the designation preferred stock and any other preferred stock, such director, the Independent Director. Such director must (I) meet the requirements of an independent director under the standards of the NASDAQ Stock Market and (II) not be an affiliate of (v) any holder of the special stock, (w) any unsecured creditor that holds a claim in an amount that is greater than $50,000, (x) any holder of two percent or more of the Company’s common stock, (y) any backstop party (as defined in the certificate of incorporation) or (z) a former Majority Shareholder.

The composition of the board of directors described above changes upon the happening of certain events. These events include:

On the first date that the Special Stock Ownership Threshold is no longer satisfied, the term of the Special Stock Director will automatically terminate, the person formerly holding such directorship will cease to be a director of the Company and the size of the board of directors will be automatically reduced by one directorship. Immediately following such reduction, the size of the board of directors will automatically be increased by one directorship, which will be an EC Director.

If the Company is unable to satisfy all of its general unsecured claims by October 1, 2016, then the Company’s certificate of incorporation provides that (i) the terms of the EC Director(s) in office, except the oldest EC Director in age in office, shall automatically terminate and the terms of the Independent Director and Special Stock Director shall automatically terminate, (ii) immediately following such termination of directorships and the resultant automatic reduction in the size of the board of directors to two directors, the size of the board of directors will automatically increase to nine members and (iii) the seven directorships created thereby are to be elected by the holder of the Series A Preferred Stock. Also, if the general unsecured claims have been satisfied but the required payment to the former Majority Shareholder has not been made by October 16, 2016, then (i) the terms of all directors in office except for the oldest EC Director in age shall automatically terminate, (ii) immediately following such termination of directorships and the resultant automatic reduction in the size of the board of directors to one director, the size of the board of directors will automatically increase to four members and (iii) the three directorships created thereby are to be elected by the holder of the Series B Preferred Stock (the Company’s former Majority Shareholder). In each case, a majority of the members of the board of directors will be elected by the holder of the Series A Preferred Stock or the former Majority Shareholder, as applicable, until the required payments are made.

Staggered Board.  The board of directors is divided into two classes, as nearly equal in number as possible, designated Class I and Class II. Subject to the provisions of our certificate of incorporation, each director serves for a term ending at the second annual meeting following the annual meeting at which such director was elected and until his or her successor is elected and qualified or his or her earlier resignation or removal. The Series A Director and the Independent Director are Class I directors and the EC Directors and the Special Stock Director are Class II directors. The Class II directors terms were due to expire at the 2014 annual meeting of stockholders, but the Company did not hold an annual meeting in 2014. Therefore, the Class II directors whose terms were due to expire at the 2014 annual meeting remained in office. As a result, at the Company’s 2015 annual meeting, nominees for election as Class I directors (whose terms were due to expire at the 2015 annual meeting) and nominees for election as Class II directors were both proposed to the stockholders. At the 2015 annual meeting, (i) nominees for election as Class I directors were elected by the stockholders to serve for a term ending at the second annual meeting following the 2015 annual meeting and (ii) nominees for election as Class II directors were elected by the stockholders to serve for a term ending at the first annual meeting following the 2015 annual meeting, and in each case to serve until such director’s respective successor is elected and qualified or until his or her earlier resignation or removal. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class will be apportioned as nearly equal as possible. Any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of the Company entitled to elect such director.

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Restrictions on Transfers Related to Preservation of the Ability to Utilize Certain Tax Benefits Associated with NOLs

In order to help preserve its ability to utilize certain tax benefits primarily associated with the Company’s NOLs, the Company’s certificate of incorporation generally prohibits transfers or sales of stock that would result in a person or group of persons becoming a 4.75% stockholder, or that would result in the increase or decrease by a person or group of persons that is an existing 4.75% stockholder of its percentage ownership interest in the Company. Any direct or indirect transfer attempted in violation of the certificate of incorporation will be void. The restrictions on transfer under the certificate of incorporation will not apply if the transferor or the transferee obtains the prior written approval of the board of directors. Any person who desires to effect an otherwise prohibited transaction may, prior to the date of the proposed transaction, submit a request in writing that the board of directors review and authorize the transaction, following the procedures set forth in the certificate of incorporation. These restrictive provisions in the certificate of incorporation will expire by their terms on the earliest to occur of, among other things, February 12, 2025; the date selected by the board of directors, if the board of directors determines that it is in the best interests of the Company’s stockholders for the restrictions set forth in the certificate of incorporation to be removed or released; and the date selected by the holders of a majority of the voting power of the Company, approved at an annual or special meeting of stockholders or by written consent.

Anti-Takeover Effects of Certain Provisions in Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain some provisions which may have the effect of delaying, deferring or preventing a change in control of the Company.

Special Meetings

Our bylaws provide that a special meeting of the stockholders for any purpose or purposes shall be called pursuant to a resolution approved by the board of directors and may not be called by any other person or persons.

Chapter 11 Plan

In addition to the provisions regarding the election of directors to the board of directors, as described above, the Plan also provides that Syms creditors holding Allowed Claims are entitled to payment of those claims in full. The Plan also provides for Filene’s, LLC creditors to receive recoveries from the monetization of certain of Trinity’s assets. Filene’s, LLC Short-Term creditors are entitled to payment in full on their Allowed Claims and Filene’s, LLC Long-Term creditors with Allowed Claims are entitled to a recovery of 75% on their claims. As of November 28, 2015, the Company believes that the remaining estimated aggregate allowed amount of credit claims, excluding claims covered by insurance, is approximately $10.5 million, consisting of the net amount of $7.1 million due to the former Majority Shareholder and $3.4 million to the multiemployer pension plan.

In order to protect the right of the former Majority Shareholder to receive the payments as specified by the Plan, the Plan provides that no distributions, dividends or redemptions may be made by the Company until the final payment is made to the former Majority Shareholder.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is (718) 921-8200.

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Quotation of Common Stock

Our common stock is listed on the NYSE MKT under the symbol “TPHS.”

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule as of February 28, 2015, the consolidated financial statements as of March 1, 2014, the changes in net assets for the period from March 2, 2013 to February 28, 2015 and management’s assessment of the effectiveness of internal control over financial reporting as of February 28, 2015 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the shareholders’ approval of a plan of liquidation on November 1, 2011 and that as a result the Company changed from a going concern basis of accounting to liquidation basis effective October 30, 2011. The paragraph further explains that the Company changed its basis of accounting back to the going concern basis of accounting on February 10, 2015.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended February 28, 2015, filed on May 14, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended May 30, 2015, filed on July 9, 2015, our Quarterly Report on Form 10-Q for the quarter ended August 29, 2015, filed on October 8, 2015 and our Quarterly Report on Form 10-Q for the quarter ended November 28, 2015, filed on January 7, 2016;

•	our Current Reports on Form 8-K, filed on August 20, 2015, September 14, 2015, September 22, 2015, November 5, 2015, November 16, 2015, November 30, 2015 and December 8, 2015;

•	our definitive proxy statement on Schedule 14A, filed on June 26, 2015; and

•	the description of our common stock contained in our Registration Statement on Form 8-A12(b) filed on December 16, 2015, including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus until we sell all of the shares covered by this prospectus or the sale of shares by us pursuant to this prospectus is terminated.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. You may also access the documents incorporated by reference on our website at www.trinityplaceholdings.com. Other than the foregoing documents incorporated by reference, the information contained in, or that can be accessed through, our website is not part of this prospectus.

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In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such requests may be directed to Chief Financial Officer, Trinity Place Holdings Inc., 717 Fifth Avenue, Suite 1303, New York, New York 10022, (212) 235-2190.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

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4,608,313 Shares

Trinity Place Holdings Inc.

Common Stock

PROSPECTUS

January 7, 2016